Exhibit 16.1

April 14, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Commissioners:

We have read the statements made in Item 4 included in the Form 8-K dated April 14, 2004 by JLG Industries, Inc. Employees’ Retirement Savings Plan, to be filed with the Securities and Exchange Commission as part of JLG Industries, Inc. Employees’ Retirement Savings Plan Form 8-K report dated April 14, 2004 and have found no basis for disagreement with the statements contained therein concerning our Firm.

Very truly yours,

/s/ SMITH ELLIOTT KEARNS & COMPANY, LLC